Exhibit 99.2
ZONAGEN EFFECTS NAME CHANGE TO REPROS THERAPEUTICS INC.
     THE WOODLANDS, Texas — May 2, 2006 — Zonagen, Inc. (Nasdaq:ZONA) (PCX:ZONA) today announced that it has effected its name change from Zonagen, Inc. to Repros Therapeutics Inc. The name change was approved by the Company’s shareholders at the Company’s annual meeting today, May 2, 2006. In conjunction with the name change, the Company also is changing its common stock ticker symbol on The Nasdaq Capital Market and the Pacific Exchange to “RPRX”, commencing with the opening of trading on May 4, 2006. Along with the name and ticker symbol changes, the Company’s common stock has a new CUSIP number, 76028H 10 0. Stockholders are not required to take any action with respect to the name change; however, any stockholder wishing to exchange a paper stock certificate for a new one bearing the new name may contact the Company’s Chief Financial Officer at (281) 719-3400 for information and instructions.
About Zonagen
     Zonagen is engaged in the development of pharmaceutical products that address serious conditions of the male and female reproductive systems. Proellex, the Company’s lead compound is an antiprogestin currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects approximately 13 million women in the U.S. and results in 600,000 hysterectomies each year. Proellex is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. Androxal, the Company’s other program in late clinical development is designed to restore testosterone production and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency, a condition that has been linked to osteoporosis, low libido and reduced muscle mass in men.
     For more information, please visit the Company’s website through its new web address, http://www.reprosrx.com. The Company’s website will continue to be accessible through its old web address, http://www.zonagen.com, as well.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex™, uncertainty relating to Zonagen’s patent portfolio and such other risks which are identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2005. This document is available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447